UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

GLOBE SPECIALTY METALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 2514

New York, New York 10119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 798-8122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 31, 2010, the compensation committee of the board of directors of Globe Specialty Metals, Inc. (the “Company”) approved a 2010 Annual Executive Bonus Plan for its executive chairman and its chief executive officer.

The compensation committee believes that the adoption of the plan is aligned with the Company’s goal to be a consistently high performing growth company. The committee’s compensation plan and pay strategy specifically focus on and are intended to influence total return to stockholders, growth in operating earnings, including EBITDA, as defined in the plan, efficient management of operations, as measured by return on committed capital, and cash flow generation.  Accordingly, the committee, with the assistance of an independent compensation consultant, has designed the plan to reward the participants for their performance in these areas.  The committee intends to review the performance measures annually to make sure they remain relevant to the Company’s strategy.

Based upon these considerations, the plan provides for a bonus pool based upon calendar year 2010 results.  The pool amount is calculated as the sum of eight percent of modified EBITDA, as defined in the plan, plus two percent of modified free cash flow, as defined in the plan.  The payment of any bonus under the plan is subject to the Company meeting the threshold performance requirement that the fraction determined by dividing EBITDA (including the bonus accrual) for the year ending December 31, 2010 by the average committed capital, as defined in the plan, for the year ending December 31, 2010, exceed 0.2.  In determining all results, specified one-time costs, such as any restructuring charges, non-recurring items, impairment charges, start-up or shutdown expenses or transaction expenses for acquisitions or dispositions will be excluded, unless the compensation committee, in its judgment, determines that such item should not be excluded from the calculation.  In addition, the compensation committee retains discretion to reduce the bonuses determined by the plan.

The compensation committee expects to use relative performance analysis to determine whether to reduce the bonuses determined by the plan.  Relative performance will be measured against peer and reference companies, other companies that the committee deems appropriate and relevant equity market indices.  Relative performance analysis will generally focus on growth in operating earnings and return on invested capital supplemented with other analysis the committee deems appropriate.  The compensation committee ultimately will use its judgment in making any reductions and may weigh some measures more heavily than others in making determinations.

The plan is intended to comply with requirements of Section 162(m) of the Internal Revenue Code, pertaining to performance-based compensation, and accordingly, the pool is capped at a maximum of $20 million, although the aggregate bonus pool amount is expected to be significantly lower. The executive chairman will be entitled to 70% of the pool amount, and the chief executive officer will be entitled to 30% of the pool amount.

All payouts under the plan will be made in accordance with a deferral schedule which provides that 20 percent of the payout will be deferred for pool amounts between $2 million and $5 million, increasing incrementally to 100 percent for pool amounts between $15 million and $20 million.  All deferral amounts will be paid in restricted stock units (RSUs) that proportionally vest over three years but are not delivered until the end of the third year.  In addition, the board has established ownership requirements of 20 times base salary for the executive chairman and 10 times base salary for the chief executive officer.  The board will specify that a significant portion of the stock received under the plan be retained until the ownership guidelines are met. The executive chairman currently owns shares with a value substantially in excess of 20 times his base salary.  The compensation committee and the board view significant ownership as an important factor in mitigating risks associated with the plan.

The plan permits voluntary deferral into RSUs of the cash portions not required to be deferred, up to a maximum of 50 percent of the bonus amount, and provides a 20 percent match in the form of additional RSUs on voluntarily deferred amounts. RSUs paid on voluntarily deferred amounts will also vest over three years but will not be delivered until the end of the third year.

The plan includes a “claw-back” provision which provides that if the board of directors determines that there was executive misconduct in a prior period in the preparation of the financial results for that period, the compensation committee will determine whether the restatement was material and was a result of executive misconduct in preparation of the financial information, and if so, to what extent “covered payments” should be returned to the company to the extent that such payments were overstated as a result of the change in financial condition. Covered payments include cash incentives paid to the executive found to have actively participated in the executive misconduct for performance during the fiscal year(s).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.
Dated: April 6, 2010	By:	/s/ Stephen Lebowitz
		Name:	Stephen Lebowitz
		Title:	Chief Legal Officer